EXHIBIT 12


                              DORSEY & WHITNEY LLP
                             PILLSBURY CENTER SOUTH
                             220 SOUTH SIXTH STREET
                          MINNEAPOLIS, MINNESOTA 55402


                                  July 14, 2000


Sit Large Cap Growth Fund, Inc.
4600 Norwest Center
90 South Seventh Street
Minneapolis, Minnesota 55402-4130

Sit Mutual Funds, Inc.
4600 Norwest Center
90 South Seventh Street
Minneapolis, Minnesota 55402-4130

Ladies and Gentlemen:

            We have acted as counsel to Sit Mutual Funds, Inc. ("Sit Mutual Funds") and Sit Large Cap Growth Fund, Inc. ("Large Cap Fund") in connection with the proposed acquisition of all of the assets and all of the liabilities of Sit Regional Fund ("Regional Fund"), a separately managed series of Sit Mutual Funds, by Large Cap Fund, pursuant to an Agreement and Plan of Reorganization dated as of June 1, 2000, by and between the Large Cap Fund and Sit Mutual Funds on behalf of Regional Fund (the "Agreement").

            Sit Mutual Funds and Large Cap Fund have asked us to render them our opinion concerning certain federal income tax consequences of the exchange of Large Cap Fund shares for the assets and liabilities of Regional Fund and the distribution of such shares to Regional Fund shareholders upon liquidation of Regional Fund, all pursuant to the Agreement (the "Reorganization"). In this regard we have examined (1) the Agreement, (2) the Registration Statement on Form N-14 (including, but not limited to, the Prospectus and Proxy Statement included therein) filed with the Securities and Exchange Commission on or about April 10, 2000, and such other documents and records as we consider necessary in order to render this opinion. Unless otherwise provided herein, capitalized terms used in this opinion have the same meaning as set forth in the Prospectus and Proxy Statement or the Agreement, as the case may be.

            Pursuant to the Agreement, all of the assets and all of the liabilities of Regional Fund as of the Effective Time will be exchanged for shares of common stock of Large Cap Fund having an aggregate net asset value equal to the net value of the assets of Regional Fund at the Effective Time. All Large Cap Fund shares then held by Regional Fund, representing all of the assets of

July 14, 2000
Page 2


Regional Fund, will be distributed to Regional Fund shareholders pursuant to the Agreement in a liquidating distribution and all of the issued and outstanding shares of Regional Fund at the Effective Time will be redeemed and cancelled on the books of Regional Fund. In the distribution, each Regional Fund shareholder will receive Large Cap Fund shares of a class corresponding to the class of shares that he or she held in Large Cap Fund, with a net asset value equal at the Effective Time to the net asset value of the shareholder's Regional Fund shares as of such time.

            The acquisition of all of the assets and all of the liabilities of Regional Fund by Large Cap Fund is being undertaken because the Board of Directors of each of Sit Mutual Funds and Large Cap Fund has determined that the Reorganization is in the best interests of that Fund and its shareholders. In approving the Reorganization, the Boards considered, among other things (as set forth more fully in the Registration Statement), the facts that the small size of Regional Fund made portfolio management difficult, that Regional Fund's Midwestern geographic focus precluded Regional Fund from taking advantage of a number of investment opportunities available elsewhere, and that Regional Fund shareholders would experience a lower contractual management fee as a result of the reorganization.

            Our opinion is based upon existing law and currently applicable Treasury Regulations, currently published administrative positions of the Internal Revenue Service contained in Revenue Rulings and Revenue Procedures and judicial decisions, all of which are subject to change prospectively and retroactively. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

            Based on the Agreement, the other documents referred to herein, the facts and assumptions stated above, as well as representations made by Sit Mutual Funds in a Certificate dated July 14, 2000, representations made by Large Cap Fund in a Certificate dated July 14, 2000, representations made by Sit Investment Associates, Inc., adviser to Large Cap Fund and Regional Fund, in a Certificate dated July 14, 2000, the provisions of the Code and judicial and administrative interpretations as in existence on the date hereof, it is our opinion that the Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and that Large Cap Fund and Regional Fund will each be a party to the reorganization within the meaning of
Section 368(b) of the Code.

            On the basis of the foregoing opinion that the Reorganization will constitute a reorganization within the meaning of Section 368 of the Code, it is further our opinion that:

            (i) Regional Fund shareholders will recognize no income, gain or loss upon receipt, pursuant to the Reorganization, of Large Cap Fund Shares. Regional

July 14, 2000
Page 3


                   Fund shareholders subject to taxation will recognize income upon receipt of any net investment income or net capital gains of Regional Fund which are distributed by Regional Fund prior to the Effective Time;

            (ii) the tax basis of Large Cap Fund Shares received by each Regional Fund shareholder pursuant to the Reorganization will be equal to the tax basis of the Regional Fund shares exchanged therefor;

            (iii) the holding period of the Large Cap Fund shares received by each Regional Fund shareholder pursuant to the Reorganization will include the period during which the Regional Fund shareholder held the Regional Fund shares exchanged therefor, provided that the Regional Fund shares were held as a capital asset at the Effective Time;

            (iv) Regional Fund will recognize no income, gain or loss by reason of the Reorganization;

            (v) Large Cap Fund will recognize no income, gain or loss by reason of the Reorganization;

            (vi) the tax basis of the assets received by Large Cap Fund pursuant to the Reorganization will be the same as the basis of those assets in the hands of Regional Fund as of the Effective Time;

            (vii) the holding period of the assets received by Large Cap Fund pursuant to the Reorganization will include the period during which such assets were held by Regional Fund, provided that Regional Fund held such assets as capital assets as of the Effective Time; and

            (viii) Large Cap Fund will succeed to and take into account the earnings and profits, or deficit in earning and profits, of Regional Fund as of the Effective Time.

            The foregoing opinion is being furnished to Sit Mutual Funds and Large Cap Fund solely for their benefit in connection with the Reorganization and may not be relied upon by, nor may copies be delivered to, any person without our prior written consent. Our opinion is limited to the matters expressly addressed in the eight (8) numbered paragraphs above. No opinion is expressed and none should be inferred as to any other matter.

July 14, 2000
Page 4


            We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form N-14 and to the reference to this firm under the caption "Information Relating to the Proposed Reorganization -- Federal Income Tax Consequences" in the Prospectus/Proxy Statement included in Part A of said Registration Statement.


                                       Very truly yours,


                                       /s/ Dorsey & Whitney LLP


BJS/WRG